Exhibit 99

NEWS RELEASE

For immediate Release

Vail Resorts Contacts:

Media: Kelly Ladyga, (970) 845-5720, kladyga@vailresorts.com

Investor Relations: Leslie Roubos, (970) 845-2958, lroubos@vailresorts.com

VAIL RESORTS ANNOUNCES FISCAL 2004 SECOND QUARTER RESULTS

    Record second quarter Resort revenue, up 7.0% over same period last year
    Successful savings plan implementation, resort expense up only 2.3% over last year
    Record second quarter Resort Reported EBITDA, 21.1% higher than last year
    Heavenly second quarter skier visits up 22%, Beaver Creek skier visits up 11%, both over same period last year, both on track to record skier visits
    $36.2 million pre-tax charge to complete the highly favorable 6 3/4% ten-year bond refinancing results in reported net loss of $6.7 million for the quarter

VAIL, Colo. - March 10, 2004 - Vail Resorts, Inc. (NYSE: MTN) announced today financial results for the second quarter of fiscal 2004 ended January 31, 2004.

The Company historically used the term "EBITDA" when reporting its financial results for each of its reportable segments: mountain, lodging, resort (the combination of mountain and lodging) and real estate. In conjunction with the recently adopted Securities and Exchange rules regarding the use of non-GAAP financial measures, the Company currently uses the term "Reported EBITDA" when reporting financial results. The Company defines Reported EBITDA for the mountain, lodging and resort segments as segment net revenue less segment operating expense plus segment equity investment income. The Company defines Reported EBITDA for the real estate segment as segment net revenue less segment operating expense plus gain on transfer of property plus segment equity investment income.

SECOND QUARTER PERFORMANCE

Mountain revenue for the second quarter of fiscal 2004 was $201.4 million, a 6.9% increase from $188.4 million for the comparable period last year. Mountain expense increased $3.4 million, or 2.7%, to $126.9 million.

Lodging revenue for the quarter grew $2.8 million, or 7.8%, to $38.4 million. Lodging expense increased $0.4 million, or 1.0%, to $38.4 million.

Resort revenue, the combination of mountain and lodging revenues, rose $15.7 million, or 7.0%, to $239.7 million. Resort expense increased 2.3% to $165.2 million, up $3.7 million.

Real estate revenue for the quarter fell $16.7 million, as expected due to the timing and mix of real estate projects, to $7.5 million, and real estate expense decreased $16.2 million to $6.1 million.

Total revenue declined $1.0 million, or 0.4%, to $247.2 million due to the expected decline in real estate revenue, and total operating expense decreased $4.3 million, or 2.1%, to $200.6 million.

Income from operations for the quarter improved $3.4 million, or 7.8%, despite a $5.5 million pre-tax charge for mold remediation, to $46.6 million compared to $43.3 million for the same period last year.

Reported EBITDA for the mountain segment grew $9.8 million, or 14.9%, to $75.1 million compared to $65.3 million for the comparable period last year.

Reported EBITDA for the lodging segment improved from a loss of $4.3 million in the second quarter of last year to a loss of $1.2 million in the current year second quarter. The second quarter of fiscal 2004 includes $1.2 million of equity loss attributed to the Ritz-Carlton, Bachelor Gulch, which represents a $0.8 million improvement over the same period last year. As the Company uses the equity method of accounting for the Ritz-Carlton, Bachelor Gulch, included in the fiscal 2004 second quarter Lodging Reported EBITDA loss is $0.6 million of depreciation and $0.6 million of interest expense. Excluding the Ritz-Carlton, Bachelor Gulch in its entirety, Lodging Reported EBITDA was slightly positive in the second quarter this year versus a loss of $2.4 million last year.

Second quarter Resort Reported EBITDA rose $12.9 million to $73.9 million, a 21.1% improvement over the comparable period last year.

Real Estate Reported EBITDA for the quarter fell only $1.0 million to $1.7 million from $2.7 million, despite the $16.7 million decline in real estate revenue, primarily due to the sale of higher margin properties this quarter than the same period last year.

During the second quarter of fiscal 2004, the Company completed a highly successful refinancing of its 8 3/4% senior subordinated notes, replacing those notes, which were to mature in 2009, with a new $390 million issue of 6 3/4S% notes due in 2014. This significant interest rate improvement and five-year extension of maturity provided the Company with long-term capital at cheaper rates and give the Company greater flexibility to manage its capital structure. Additionally, the Company repriced its $100 million Term B bank loan, saving 50 basis points on interest rate and extending the maturity by two years from 2008 to 2010. The favorable terms on the new notes and Term B loan will result in an annual decrease in cash interest expense of approximately $5.7 million. As a result of these transactions, in the second quarter of fiscal 2004 the Company recorded a $36.2 million pre-tax charge, comprised of the tender premium, transaction fees and the non-cash write-off of the unamortized balance of deferred financing costs and original issue discount.

In addition, the Company recorded a $5.5 million pre-tax mold remediation charge associated with the previously disclosed condition at the Breckenridge Terrace, LLC employee housing facilities as a result of water intrusion causing mold damage to the interior of the buildings. Breckenridge Terrace is seeking various means to mitigate a portion of the remediation cost. Any changes in estimate for the remediation, including if receipt of recoveries from potentially responsible parties is deemed probable, will be reflected in future periods.

As a result of these charges, the Company reported a second quarter net loss of $6.7 million, or a loss of $0.19 per diluted share, compared to net income of $16.7 million, or $0.47 per diluted share, for the same period last year. Excluding the charges for early extinguishment of debt and mold remediation, the Company's second quarter net income would have been $20.5 million, or $0.58 per diluted share, using a normalized tax rate.

SIX MONTH PERFORMANCE

Mountain revenue for the six months ended January 31, 2004 was $235.4 million, a 6.0% increase from $222.0 million for the comparable period last year. Mountain expense increased $0.6 million, or 0.3%, to $188.8 million.

Lodging revenue for the six months grew $4.8 million, or 6.3%, to $81.0 million. Lodging expense increased $1.6 million, or 2.0%, to $78.9 million.

Resort revenue, the combination of mountain and lodging revenues, rose $18.2 million, or 6.1%, to $316.5 million, and Resort expense increased 0.8% to $267.7 million, up $2.2 million.

Real estate revenue for the six-month period fell $29.2 million to $34.4 million as expected, and real estate expense decreased $31.7 million to $18.2 million.

Total revenue declined $10.9 million, or 3.0%, to $350.9 million and total operating expense decreased $20.4 million, or 5.7%, to $334.6 million.

Income from operations for the six months improved $9.5 million, or 141.7%, to $16.2 million compared to $6.7 million for the same period last year, despite a $5.5 million pre-tax charge in the second quarter for mold remediation.

Reported EBITDA for the mountain segment improved $11.8 million, or 33.4%, to $47.2 million compared to $35.4 million for the comparable period last year.

Reported EBITDA for the lodging segment improved from a loss of $4.3 million for the six month period last year to a loss of $0.8 million in the current year. The first six months of fiscal 2004 includes $2.8 million of equity loss attributed to the Ritz-Carlton, Bachelor Gulch, which represents a $0.5 million improvement over the same period last year. As the Company uses the equity method of accounting for the Ritz-Carlton, Bachelor Gulch, included in the fiscal 2004 year-to-date Lodging Reported EBITDA loss is $1.1 million of depreciation and $1.3 million of interest expense. Excluding the Ritz-Carlton, Bachelor Gulch in its entirety, Lodging Reported EBITDA was $2.0 million for the first six months this year versus a loss of $1.1 million for the same period last year.

Resort Reported EBITDA rose $15.4 million to $46.4 million, a 49.5% improvement over the six-month period last year.

Real Estate Reported EBITDA for the six months increased $1.0 million to $18.5 million from $17.5 million for the same period a year ago. The current year's six month Reported EBITDA includes a $2.1 million net gain from the transfer of property.

The Company reported a net loss for the six months of $32.1 million, or $0.91 per diluted share, compared to a net loss of $8.4 million, or $0.24 per diluted share, for the same period last year. Excluding the charges for early extinguishment of debt and mold remediation, the Company's expected seasonal net loss for the six months would have been $5.5 million, or $0.16 per diluted share, using a normalized tax rate.

Adam Aron, Chairman and Chief Executive Officer, commented, "We couldn't be more pleased to announce Vail Resorts' second quarter record Resort Reported EBITDA. With both revenue increases across the board and the implementation of an aggressive expense savings plan, we were able to improve Resort Reported EBITDA by 21% year-over-year. Demonstrating our increased efficiency in managing our business, Resort Reported EBITDA margins improved by approximately 4 percentage points."

"The refinancing of our senior subordinated notes during the quarter was also an especially favorable development for the Company going forward. We secured significantly lower interest rates, and locked them in until 2014. Of course, the accounting treatment for this type of refinancing resulted in a large pre-tax charge in the quarter of $36.2 million; however, we were able to reduce our cash interest expense for the next 5 years by $5.2 million per year, and most experts would think our interest savings will be even greater beyond that. In addition, we were able to lower the interest rate and extend the maturity on our $100 million Term B loan, saving the Company an additional $500,000 of interest per year for the next several years," continued Aron.

Aron further added, "The parade of good news in the second fiscal quarter seemed never ending. Beaver Creek and Heavenly are on a course to record skier visit years. And, thanks to increases in lift ticket pricing, Vail and Breckenridge also performed very well during the quarter. Our Keystone resort received approval for a significant terrain expansion for snowcat-served bowl skiing, taking Keystone to more than 2,500 skiable acres and more than a 3,000 foot vertical drop. Our lodging business is showing significant signs of recovery, as well. And, our real estate division has had sufficient profitability in the first six months, that it too should report impressive results for fiscal 2004. We are especially excited with our cooperation with the Town of Vail and its apparent willingness to approve the Company's dramatic plan to redevelop in Vail Village and in Vail's Lionshead. These efforts to significantly enhance the base village experiences in Vail promise to literally transform Vail Resorts' flagship resort."

Aron added, "As you know, we expect to increase our fiscal 2004 year-end Resort Reported EBITDA by a range of approximately $26 to $36 million year-over-year, to between $130 million and $140 million. Given that we already have a $15.4 million year-to-date year-over-year increase under our belt through January, we remain comfortable with this previously issued guidance. We are also encouraged that February skier visits and revenue were strong compared to the same period last year. On the other hand, it is too early to know for certain how we will perform in March and April at our ski resorts. And, looking at the remainder of fiscal 2004, Lodging advance bookings for the fourth quarter are robust. Therefore, at this time, we are reiterating the year-end Reported EBITDA guidance we provided in November for the Mountain, Lodging, Resort and Real Estate segments. Similarly, excluding the impact of the charges associated with the early extinguishment of debt and Breckenridge Terrace mold remediation, we would be reiterating our net income guidance of $2 to $10 million for the fiscal year."

CAPITAL EXPENDITURE ANNOUNCEMENT

The Company also announced that its Board of Directors authorized approximately $62 million of capital expenditures for maintenance capital and discretionary resort improvements at the Company's five ski resorts and throughout its hotels for calendar 2004. Highlights of these expenditures include three new high-speed chairlifts at the Beaver Creek and Heavenly ski resorts, restaurant upgrades at Heavenly's mid-mountain East Peak area, sufficient new snowcats to enable a 30% increase in grooming hours at Vail and Beaver Creek, and a multi-million dollar renovation at the Lodge at Rancho Mirage.

In addition, anticipating the impending redevelopment of the base village experience in Vail, an additional $72 million of real estate-related capital expenditures were also approved. This real estate-related capital will mark the beginning of a multi-year redevelopment of both Vail Village and Vail's Lionshead, the creation of a new golf course community in Jackson Hole, and other projects.

Commenting on the capital expenditure announcement, Aron said, "Vail Resorts has always stood for industry leading quality in the guest experience that we offer. While resort-related spending for calendar 2004 is projected to be down somewhat from prior years, it is still more than ample to continue to make certain Vail Resorts' clear leadership position among mountain resort operators. New lifts, more grooming, better restaurants and renovated hotels will continue to widen the gap between the premier experiences we offer visitors to our resorts, as contrasted with that offered by our competitors. Perhaps as dramatic, after years of planning, a transformation of our flagship resort, Vail, is literally at hand. Vail's New Dawn real estate development will refine the charm and enhance the amenities of Vail Village, and will create an all-new pedestrian village with handsome European-inspired architecture in what is now Lionshead."

CONFERENCE CALL

For further discussion of the contents of this press release, please listen to our live webcast today at 11:00 am EST, available on www.vailresorts.com. In order to access the non-GAAP financial information that will be referenced on the call, click on the Regulation G Compliance section under the Investor Relations tab on www.vailresorts.com.

Vail Resorts, Inc. is the premier mountain resort operator in North America. The Company's subsidiaries operate the mountain resorts of Vail, Beaver Creek, Breckenridge and Keystone in Colorado, Heavenly Resort in California and Nevada and the Grand Teton Lodge Company in Jackson Hole, Wyoming. In addition, the Company's RockResorts luxury resort hotel company operates 10 resort hotels throughout the United States. The Vail Resorts corporate website is www.vailresorts.com and the consumer websites are www.snow.com and www.rockresorts.com. Vail Resorts, Inc. is a publicly held company traded on the New York Stock Exchange (NYSE: MTN).

***

Statements in this press release, other than statements of historical information, are forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. Such risks and uncertainties include but are not limited to: general business and economic conditions; failure to achieve anticipated cost savings and anticipated operational efficiency, or conversely adverse consequences from cost reductions; competitive factors in the ski and resort industries; failure to successfully integrate acquisitions; adverse consequences resulting from the current SEC investigation; failure to commence or complete the planned development projects and/or achieve the anticipated benefits of the capital expenditure program; the impact of the September 11 terrorist attacks on the travel industry and the Company or additional terrorist attacks; uncertainties and impacts of the threat of war or actual war; continued or worsening economic slowdown; the impacts of SARS or similar unforeseen global events on the travel industry and the Company; expenses or adverse consequences arising from current or potential litigation against the Company; implications arising from the implementation of FIN No. 46R, SFAS No. 150 and any other such new FASB/governmental legislation, rulings or interpretations; and the weather. Investors are also directed to other risks discussed in documents filed by the Company with the Securities and Exchange Commission.

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Vail Resorts, Inc.
Consolidated Financial Statements
(in thousands except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	January 31,		January 31,
	2004	2003	2004	2003
		(as restated)		(as restated)
Net revenue:
Mountain	$ 201,368	$ 188,385	$ 235,447	$ 222,014
Lodging	38,372	35,612	81,024	76,213
Real estate	7,496	24,192	34,388	63,546
Total net revenue	247,236	248,189	350,859	361,773
Operating expense:
Mountain	126,860	123,505	188,775	188,161
Lodging	38,367	37,982	78,885	77,275
Real Estate	6,065	22,294	18,189	49,839
Gain on transfer of property	(233)	--	(2,147)	--
Depreciation & amortization	22,568	21,138	42,933	39,764
Asset impairment charge	933	--	933	--
Mold remediation charge	5,500	--	5,500	--
Loss on disposal of fixed assets, net	545	3	1,556	19
Total operating expense	200,605	204,922	334,624	355,058
Income from operations	46,631	43,267	16,235	6,715
Other income (expense)
Mountain equity investment income, net	586	452	568	1,541
Lodging equity investment loss, net	(1,214)	(1,975)	(2,954)	(3,281)
Real estate equity investment income, net	3	771	206	3,841
Investment income	328	404	893	610
Interest expense	(12,857)	(12,935)	(26,266)	(24,714)
Loss on extinguishment of debt	(36,195)	--	(36,195)	--
Gain (loss) on put option, net	(696)	1,371	(1,306)	1,371
Other income (expense), net	(10)	(10)	(10)	19
Minority interest in income of consolidated subsidiaries	(4,094)	(2,343)	(2,003)	(319)
Income (loss) before provision for income taxes	(7,518)	29,002	(50,832)	(14,217)
Benefit (provision) for income taxes	781	(12,277)	18,691	5,827
Net income (loss)	$ (6,737)	$ 16,725	$ (32,141)	$ (8,390)

Basic weighted average shares	35,286	35,187	35,280	35,176
Diluted weighted average shares	35,286	35,227	35,280	35,176

Per share amounts:
Basic net loss per share	$ (0.19)	$ 0.48	$ (0.91)	$ (0.24)
Diluted net loss per share	$ (0.19)	$ 0.47	$ (0.91)	$ (0.24)
Other Data:
Mountain Reported EBITDA	$ 75,094	$ 65,332	$ 47,240	$ 35,394
Lodging Reported EBITDA	(1,209)	(4,345)	(815)	(4,343)
Resort Reported EBITDA	73,885	60,987	46,425	31,051
Real Estate Reported EBITDA	$ 1,667	$ 2,669	$ 18,552	$ 17,548

Note: Certain reclassifications have been made to the Consolidated Financial Statements as of and for the three and six months ended January 31, 2003 and the year ended July 31, 2003 to conform to the current period presentation.

Vail Resorts, Inc.
Resort Revenue by Business Line and Skier Visits
(in thousands)

	Three Months Ended			Six Months Ended
	January 31,			January 31,

	2004	2003	% Change	2004	2003	% Change
Business Line
Lift tickets	$ 97,147	$ 91,028	6.7%	$ 97,173	$ 90,915	6.9%
Ski school	25,022	23,894	4.7%	25,046	23,965	4.5%
Dining	18,411	18,249	0.9%	22,325	22,067	1.2%
Retail/rental	45,035	41,297	9.1%	62,075	57,627	7.7%
Other	15,753	13,917	13.2%	28,828	27,440	5.1%
Total Mountain Operating Revenue	201,368	188,385	6.9%	235,447	222,014	6.1%

Total Lodging Operating Revenue	38,372	35,612	7.8%	81,024	76,213	6.3%

Total Resort Revenue	$ 239,740	$ 223,997	7.0%	$ 316,471	$ 298,227	6.1%

	Three Months Ended			Six Months Ended
	January 31,			January 31,

	2004	2003	% Change	2004	2003	% Change
Skier Visits
Vail	698	736	(5.2)%	698	736	(5.2)%
Breckenridge	657	658	(0.2)%	657	658	(0.2)%
Heavenly	464	382	21.5%	464	382	21.5%
Keystone	452	517	(12.6)%	452	517	(12.6)%
Beaver Creek	349	314	11.1%	349	314	11.1%
Total Skier Visits	2,620	2,607	0.5%	2,620	2,607	0.5%

	As of January 31,
	2004	2003
Key Balance Sheet Data:
Real estate held for sale and investment	$ 111,587	$ 136,983
Total stockholders' equity	464,462	496,455

Total debt	643,027	572,773
Less: cash and cash equivalents	42,569	24,690
Net debt	$ 600,458	$ 548,083

Note: Certain reclassifications have been made to the Consolidated Financial Statements as of and for the three and six months ended January 31, 2003 and the year ended July 31, 2003 to conform to the current period presentation.

Reconciliation of Non-GAAP Financial Measures

Resort, mountain, lodging and real estate Reported EBITDA have been presented herein as measures of the Company's financial operating performance. Reported EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States ("GAAP"), and it might not be comparable to similarly titled measures. Reported EBITDA does not purport to represent cash provided by operating activities and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The Company believes that Reported EBITDA is an indicative measure of the Company's operating performance, and it is generally used by investors to evaluate companies in the resort and lodging industries. In addition, because of the significance of long-lived assets to the operations of the Company and the level of the Company's indebtedness, the Company also believes that Reported EBITDA is useful in measuring the Company's ability to fund capital expenditures and service debt. The Company uses Reported EBITDA targets in determining management bonuses.

Presented below is a reconciliation of Reported EBITDA to net income for the Company calculated in accordance with GAAP for the three and six months ended January 31, for the fiscal years 2004 and 2003.

	Three Months Ended		Six Months Ended
	January 31,		January 31,

	2004	2003	2004	2003
		(as restated)		(as restated)

Reconciliation to consolidated income (loss) before provision for income taxes:

Mountain Reported EBITDA	$ 75,094	$ 65,332	$ 47,240	$ 35,394
Lodging Reported EBITDA	(1,209)	(4,345)	(815)	(4,343)
Resort Reported EBITDA	73,885	60,987	46,425	31,051
Real Estate EBITDA	1,667	2,669	18,552	17,548
Total Reported EBITDA	75,552	63,656	64,977	48,599

Depreciation and amortization	(22,568)	(21,138)	(42,933)	(39,764)
Asset impairment charge	(933)	--	(933)	--
Mold remediation charge	(5,500)	--	(5,500)	--
Loss on disposal of fixed assets, net	(545)	(3)	(1,556)	(19)
Other income (expense):
Investment income	328	404	893	610
Interest expense	(12,857)	(12,935)	(26,266)	(24,714)
Loss on extinguishment of debt	(36,195)	--	(36,195)	--
Gain (loss) on put option, net	(696)	1,371	(1,306)	1,371
Other income (expense), net	(10)	(10)	(10)	19
Minority interest in income of consolidated subsidiaries, net	(4,094)	(2,343)	(2,003)	(319)
Income (loss) before provision for income taxes	$ (7,518)	$ 29,002	$ (50,832)	$ (14,217)

* Resort represents the sum of Mountain and Lodging.

Presented below is a reconciliation of net income (loss) excluding the mold remediation charge and loss on extinguishment of debt and including an adjustment to adjust the effective tax rate to a normalized rate of 40% to net loss of the Company calculated in accordance with GAAP for the three and six months ended January 31, 2004. Also presented is a reconciliation of net income (loss) per diluted share excluding the mold remediation charge and loss on extinguishment of debt and including an adjustment to adjust the effective tax rate to a normalized rate of 40% to net loss per diluted share of the Company calculated in accordance with GAAP for the three and six months ended January 31, 2004. The Company has presented these non-GAAP measures as it believes that this presentation is more indicative of the Company's results from continuing operations.

	Three	Six
	Months	Months
	Ended	Ended
	January 31, 2004
Net loss	$ (6,737)	$(32,141)
Mold remediation charge, before provision for income tax	5,500	5,500
Loss on extinguishment of debt, before provision for income tax	36,195	36,195
Adjustment to provision for income taxes to achieve 40% normalized effective tax rate	(14,452)	(15,036)
Net income (loss) excluding mold remediation charge and loss on extinguishment of debt	$ 20,506	$ (5,482)

Diluted net loss per common share	$ (0.19)	$ (0.91)
Mold remediation charge per diluted common share, before provision for income tax	0.16	0.16
Loss on extinguishment of debt per diluted common share, before provision for income tax	1.03	1.03
Adjustment to provision for income taxes to achieve 40% normalized effective tax rate, per diluted share	(0.41)	(0.43)
Diluted net income per common share excluding mold remediation charge and loss on extinguishment of debt	$ 0.58	$ (0.16)

Presented below is a reconciliation of the forecasted net income calculated in accordance with GAAP to forecasted net income excluding the mold remediation charge and loss on extinguishment of debt for the Company for the year ending July 31, 2004.

	Low End	High End
	Range	Range

Forecasted net loss	$ (23,017)	$ (15,017)
Mold remediation charge, net of 40% normalized effective tax rate	3,300	3,300
Loss on extinguishment of debt, net of 40% normalized effective tax rate	21,717	21,717
Forecasted net income excluding mold remediation charge and loss on extinguishment of debt	$ 2,000	$ 10,000